DATED THE 23RD DAY OF OCTOBER, 2007

YANG LE YI

And

SUBAYE IIP LIMITED

SUBAYE.COM, INC.

A G R E E M E N T
for the sale and purchase
of shares in

MEDIA GROUP INTERNATIONAL LIMITED

THIS AGREEMENT is made on the 23rd day of October, 2007

BETWEEN :-

1. Yang Le Yi, an individual residing at 3/F.,1 Gangqian Road Nansha, Guangzhou China (the "Vendor");

2. Subaye IIP Limited whose registered office is situate at Trustnet Chambers,P.O. Box 3444,Road Town, Tortola,British Virgin Islands and whose principal place of business is at at 9/F., Beijing Business World, 56 Dongxinglong Avenue, CW District, Beijing, China 100062,(the "Purchaser");

3. Subaye.com, Inc., a Delaware corporation having its principal place of business at 9/F., Beijing Business World, 56 Dongxinglong Avenue, CW District, Beijing, China 100062, ("Subaye").

WHEREAS :-

(A) The Vendor is the beneficial owner of 2 issued shares in Media Group International Limited (the "Company"). Particulars of the Company and its subsidiaries are set out in Schedule 2.

(B) The Purchaser is a wholly owned subsidiary of Subaye.

(C) The Vendor has agreed to sell 2 issued shares in the Company (the "Sale Shares") to the Purchaser on the terms and conditions hereinafter appearing.

AND NOW IT IS HEREBY AGREED as follows:-

1. <u>DEFINITIONS AND INTERPRETATION</u>

1.1 In this Agreement, unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite thereto:-

Expression	Meaning
"Accounts"	the unaudited consolidated profit and loss accounts for the period ended on and the balance sheets as at the Accounts Date of the Company, copies of which are annexed hereto marked Exhibit "A"
"Accounts Date"	October 23, 2007
"business day"	a day other than a Saturday during which banks are open for business in Hong Kong

"Consideration	100,000 new shares of common stock, par value US$0.001 per share of Subaye at price US$2.00 each to be issued pursuant to this Agreement
"Company"	Media Group International Limited
"Completion Date"	the date on which completion of the sale and purchase of the Sale Shares takes place as mentioned in Clause [4]
"Hong Kong"	the Hong Kong Special Administrative Region of the People's Republic of China
"Sale Shares"	the 2 issued shares in the Company beneficially owned by the Vendor, representing 100 per cent of the issued share capital of the Company
"Dollars" or "$" and "Cents" or "¢"	Hong Kong Dollars and Cents, respectively
"US$"	United States Dollars

1.2 The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3 Reference to Clauses, Schedules, Appendices and Exhibits are references to Clauses, Schedules, Appendices and Exhibits of or to this Agreement.

1.4 Words and expressions in the singular include the plural and vice versa.

1.5 Reference to person include any public body and any body of persons, corporate or unincorporated.

1.6 Reference to ordinances, statutes, legislation or enactments shall be construed as a reference to such ordinances, statutes, legislation or enactments as may be amended or re-enacted from time to time and for the time being in force.

2. <u>CONDITIONS PRECEDENT</u>

2.1 Completion of this Agreement shall be conditional upon: The production by the Vendor to the Purchaser the documents set out in the checklist attached hereto as Appendix and such other documents and information reasonably requested by the Purchaser to enable the Purchaser to

complete a review of the financial trading and legal position of the Company, and such review not revealing any breach of the representations, warranties or undertakings of the Vendor in respect of the Company set out in this Agreement;

2.2 If the aforesaid conditions have not all been fulfilled by 23 October, 2007 (or such other date as the Vendor and the Purchaser may mutually agree) (the "Lapse Date"), this Agreement shall lapse and the Vendor shall refund the Deposit to the Purchaser within 14 days from the Lapse Date, and no party hereto shall have any claim against the others except in respect of any antecedent breach.

2.3 The Vendor and the Purchaser will use its best endeavours to procure the fulfilment of the conditions set out in Clause 2.1.

3. SALE AND PURCHASE OF THE SALE SHARES

3.1 The Vendor as beneficial owner hereby agrees to sell to the Purchaser and the Purchaser, relying on the representations, warranties, undertakings and indemnities made or given by the Vendor and subject to the terms and conditions contained in this Agreement, agrees to purchase from the Vendor the Sale Shares free from all claims, charges, liens, encumbrances, equities and third party rights and together with all rights attached thereto and all dividends and distributions declared, paid or made in respect thereof on and after the Completion Date at a total consideration of US$200,000 to be satisfied by the payment of and the issue and allotment of the Consideration Shares, credited as fully paid and each ranking pari passu with the existing shares of the Purchaser in all respects, to the Vendor or its nominee.

4. COMPLETION

4.1 Completion of the sale and purchase of the Sale Shares pursuant to Clause 3 shall take place at the offices of the Company on October 23, 2007/ the 5 business day after the conditions set out in Clause 2.1 have all been fulfilled] (or such other date as the Vendor and the Purchaser may mutually agree), when the following business will be simultaneously transacted :-

(a) the Purchaser shall (i) allot and issue the Consideration Shares to the Vendor or its nominee as directed by the Vendor in writing and (ii) deliver to the Vendor the share certificate(s) for the Consideration Shares;

(b) the Vendor shall deliver to the Purchaser the following :-

(i) instruments of transfer in favour of the Purchaser

and/or its nominee(s) in respect of the Sale Shares all duly executed by the respective registered holders thereof;

(ii) original share certificates in respect of the Sale Shares;

(iii) a deed of indemnity duly executed by the Vendor and the Warrantor in the form set out in Schedule 4;

(iv) such other documents as may be required to give a good and effective transfer of title to the Sale Shares to the Purchaser and/or its nominee(s) and to enable them to become the registered holders thereof; ~~and~~

(v) a certified copy of the certificate of incorporation, business registration certificate/licence (if any), certificate of good standing (if any) and memorandum and articles of association or equalivent constitutional document of the Company; and

(c) the Vendor will cause resolutions to be passed by the sole director of the Company to :-

(i) register the transfer of the Sale Shares referred to above and to issue new certificate(s) for the Sale Shares in the name(s) of the Purchaser and/or its nominee(s); and

(ii) appoint one person as the Purchaser may nominate as director of the Company to take effect from the next day after the Completion Date.

4.2 The transactions described in Clause 4.1 shall take place at the same time, so that in default of the performance of any such transactions by a party, the other parties shall not be obliged to complete the sale and purchase aforesaid (without prejudice to any further legal remedies).

5. <u>REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND AGREEMENTS</u>

5.1 The Vendor and the Warrantor hereby jointly and severally represent and warrant to and undertake with the Purchaser (for itself and for the benefit of its successors and assigns in title and the Company, and as trustee for such successors and assigns in title and the Company) that each of the matters set out in Schedule 3 are as at the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects.

5.2 Each of the said representations, warranties, undertakings and indemnities contained in this Agreement (including all Schedules) will survive the completion of the sale and purchase

of the Sale Shares.

5.3 From the date of this Agreement until the Completion Date the Vendor shall procure that (save with the prior consent in writing of the Purchaser) none of the Company will :-

(a) issue or agree to issue any of its share or loan capital or grant or agree to grant any option over or right to acquire any of its share or loan capital;

(b) borrow or otherwise raise money or incur or discharge any indebtedness or create any security;

(c) enter into any contract (save for any contract entering into in the ordinary course of business which has a contract sum of no more than $2 million) or any capital commitment or undertake or incur any contingent liability;

(d) in any respect depart from the ordinary course of its day to day business;

(e) create or permit to arise any lien, charge, pledge, mortgage or other security interest on or in respect of any of its undertaking, property or assets;

(f) declare, pay or make any dividends or other distributions; or

(g) appoint any directors other than as provided in this Agreement,

and the Vendor and the Warrantor shall procure that the Purchaser be kept fully, punctually and regularly informed of the affairs of the Company until the Completion Date. The Vendor and the Warrantor will procure that the Company will make available to the Purchaser, its advisers and/or agents all their accounting records, corporate documents and other relevant documents for the purpose of the review exercise of the Purchaser.

5.4 Immediately after the Completion Date, the Purchaser shall hold shares in the Company in the proportions of 100 per cent., respectively.

5.5 Prior to the Completion Date, if any of the warranties, representations or undertakings set out in this Clause and Schedule 3 are found to be materially untrue, inaccurate or misleading or have not been fully carried out in any material respect, or in the event any of the Vendor and the Warrantor becoming unable or failing to do anything required under this Agreement to be done by it at or before the Completion Date, the Purchaser may by notice in writing rescind this Agreement.

5.6 If the transactions described in Clause 4.1 do not take place at the same time on the Completion Date or if the Purchaser exercises its right of rescission under Clause 5.6, the Vendor shall refund the Deposit if any to the Purchaser within 7

days from the Completion Date or the date on which such right of rescission is exercised (as the case may be).

6. SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

8. TIME

8.1 Time shall be of the essence of this Agreement.

8.2 No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

9. CONFIDENTIALITY

Other than such disclosure as may be required by law, the Stock Exchange or other competent authority, none of the parties hereto shall make, and the Vendor and the Shareholders shall procure that none of the Company will make any announcement or release or disclose any information concerning this Agreement or the transactions herein referred to or disclose the identity of the other parties (save disclosure to their respective professional advisers under a duty of confidentiality) without the written consent of the other parties.

10. ASSIGNMENT

This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the parties hereto but shall not be assigned by any party without the prior written consent of the other parties.

11. NOTICES AND OTHER COMMUNICATION

11.1 Any notice or other communication to be given under this Agreement shall be in writing and may be given by hand, by post, facsimile or electronic mail to the following address/number of the party to be served or to such other address/number as shall be notified by such party to the other in writing :-

<u>The Vendor</u>		
Address	:	3/F.,1 Gangqian Road Nansha, Guangzhou China *
Attention	:	Yang Le Yi
Facsimile no.	:	8487 7835
Email	:	info@stareastnet.com
<u>The Purchaser</u>		
Address	:	9/F., Beijing Business World, 56 Dongxinglong Avenue, CW District, Beijing, China 100062
Attention	:	Han Jun
Facsimile no.	:	*
Email	:	*
<u>Subaye</u>		
Address	:	*
Attention	:	Han Jun
Facsimile no.	:	8466 2252
Email	:	junh@hrdqco.com

11.2 Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so given by hand, facsimile or electronic mail, such notice or communication shall be deemed received on the date of despatch and if so sent by post (or, if sent to an address outside of Hong Kong, so sent by first class air-mail) shall be deemed received 2 business days after the date of despatch.

12. <u>COSTS AND EXPENSES</u>

Each party shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation

and execution of this Agreement.

13. GOVERNING LAW

13.1 This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS whereof the parties hereto have executed this Agreement the date first above written.

SIGNED by Yang Le Yi)
as the Vendor)
in the presence of :-)

SIGNED by Han Jun)
a director, for and on)
behalf of the Purchaser in)
the presence of :-)

SIGNED by Han Jun)
a director, for and on)
behalf of Subaye)
in the presence of :-)

SCHEDULE 1

Beneficial Shareholders

Name	Registered Office
Yang Le Yi,	3/F.,1 Gangqian Road Nansha, Guangzhou China

SCHEDULE 2

Particular of the Company

Name	:	Media Group International Limited
Place of Incorporation	:	Hong Kong
Date of incorporation	:	27 November 2000
Authorised share capital	:	US$* divided into * shares of US$* each
Issued share capital	:	HK$10,000 divided into 10,000 shares of HK$1.00 each.
Registered and beneficial Shareholders	:	Yang Le Yi - 2 shares Shareholding immediately after the Completion Date the Purchaser - 2 shares
Director	:	Deng Jin Liu
Secretary	:	TMH Secretary Service Limited
Principal activity	:	Media and relating business

SCHEDULE 3

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Corporate Status

1.1 The contents of Schedule 2 are true and accurate.

1.2 The Company has been duly incorporated and constituted, and is legally subsisting under the law of its place of incorporation, and there has been no resolution, petition or order for the winding-up of the Company and no receiver has been appointed in respect thereof or any part of the assets thereof, nor are any such resolutions, orders and appointments imminent or likely.

1.3 No events or omissions have occurred whereby the constitution subsistence or corporate status of the Company have been or are likely to be adversely affected.

Shareholdings and Share Capital etc.

2.1 The contents of Recital (A) and Schedule 2 hereto as to the beneficial ownership of shares in the Company is true, accurate and complete, and there are not in issue any other shares, debentures, warrants, options or securities of any description.

2.2 None of the Company is under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities.

2.3 Save as disclosed herein, none of the Company has any other subsidiary and does not have any investment in any other company.

2.4 The Vendor is the beneficial owner of the Sale Shares free from all liens, charges, pledges, options, contracts, preemption rights, third party rights and equities, and incumbrances of whatever nature and the same are freely transferable by the Vendor without the consent, approval, permission, licence or concurrence of any third party and other than such shares the Vendor does not legally or beneficially own any other shares in the Company.

2.5 The Vendor is fully capable of entering into this Agreement and to perform all obligations and duties hereunder without the consent, approval, permission, licence or concurrence of any third party.

Business etc.

3.1 The principal business activities of the Company is as set

out in Schedule 2.

3.2 Other than the businesses stated above none of the Company carry on any other businesses or activities.

3.3 In respect of each of the said businesses being carried on:-

(a) there are requisite corporate powers in respect thereof, all applicable legislation, rules and regulations have been complied with and observed, and there have been no breach or contravention of the same;

(b) all qualifications, registrations, licences, knowhow or other approvals necessary for the proper conduct of business have been obtained and maintained and no event or omission has occurred whereby any of the same or the renewal thereof is or likely to be thereby adversely affected, suspended or revoked;

(c) to the best of the knowledge and belief of the Vendor the said businesses and all qualifications, registrations, licences and other approvals may continue to be carried on and held by the Company after and notwithstanding completion of this Agreement; and

(d) the carrying on of such business in no way contravenes or infringes any third party rights including but not limited to patents, industrial designs, copyrights and trademarks.

3.4 All assets as stated in the Accounts are legally and beneficially owned by and vested in the Company and other than expressly stated to the contrary in this Agreement, are held free from all liens, charges, mortgages, contracts, options, lettings, leases, hire-purchases, licences, and incumbrances of whatever nature.

3.5 All necessary steps (including registration of title and insurance) have been taken to preserve title and rights to all assets. There is requisite corporate powers in each case for the ownership of such assets.

3.6 None of the Company has :-

(a) given or permitted to be outstanding any powers of attorney or authority (expressed or implied) to any party to enter into any contracts, commitments or transactions (other than the usual authority conferred on its directors in respect of the ordinary course of business);

(b) entered into any contracts, commitments or transactions other than on an arms-length basis;

(c) entered into any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which of the Company is under any actual or contingent liability in respect of :-

(i) any disposal of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its normal day to day trading as carried on at the date hereof; or

(ii) the obligations of any other person;

(d) any material arrangements (contractual or otherwise) between the Company and any party which will or may be terminated or materially and prejudicially affected as a result of the completion of the transaction contemplated by this Agreement or of compliance with any other provision of this Agreement;

(e) any contract which materially restricts the freedom of the Company to carry on the business now carried on by it in any part of the world;

(f) entered into any contracts, commitments or transactions which are unusual or of a long-term nature or which may involve obligations of a nature or magnitude calling for special mention or which cannot be fulfilled or performed in accordance with its terms without undue or unusual expenditure or efforts;

(g) entered into any joint venture or partnership with any third party;

(h) given any guarantee or indemnity which has not been released or satisfied; or

(i) breached or defaulted under any contracts, commitments or transactions.

3.7 None of the Company has entered into any loan agreements, security documents or other contracts which impose any restriction on the distribution of profit of the Company.

<u>Accounts</u>

4.1 The Accounts have been prepared in accordance with generally accepted accounting practice in Hong Kong and comply with the Company Ordinance and all other applicable legislation, and are complete and accurate, and show a true and fair view of the affairs and financial position of the Company as at, and the profits and loss of the Company for the period ended on, the Accounts Date.

4.2 Full provisions have been made in the Accounts in respect of all liabilities (actual or contingent, liquidated or unliquidated, present or deferred), taxation, bad or doubtful debts, and all assets and stock which are wholly or in part irrecoverable, lost or obsolete, any losses which may arise or have arisen since the Accounts Date, and any capital commitments or liabilities undertaken or authorised as at

the Accounts Date.

4.3 All assets of the Company of a wasting or depreciable nature are stated in the Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful lives, and unless stated to the contrary in the Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis and policy of depreciation.

4.4 All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of the Company and records of all transactions thereof are in the possession of the Company respectively and have been properly written up, kept and maintained in accordance with generally accepted accounting practice and together shows a true and fair view of the affairs and financial position of the Company.

4.5 A consistent accounting policy has been adopted by the Company over the past 3 years immediately preceding the Accounts Date (or, from the date of incorporation when this is a shorter period) and there has been no material change thereof.

4.6 None of the Company holds any security (including any guarantee or indemnity) which is not valid and enforceable against the grantor thereof in accordance with its terms.

4.7 In relation to all financing arrangements to which the Company is a party :-

(a) there has been no contravention of or noncompliance with any provision of any such document;

(b) no steps for the enforcement of any encumbrance have been taken or threatened;

(c) there has not been any alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect;

(d) nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced; and

(e) none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

4.8 The total amount borrowed by the Company :-

(a) from its bankers does not exceed its overdraft facilities; and

(b) from whatsoever source does not exceed any limitation on borrowing contained in the Articles of Association or any other deed or document binding on it.

4.9 After taking into account the existing facilities available to it, the Company has sufficient working capital for the purposes of continuing to carry on its businesses in their present form and at present levels of turnover for the foreseeable future and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and other contractual obligations which have been placed with or undertaken by the relevant company.

Events since the Accounts Date

5. Since the Accounts Date :-

(a) there has been no material adverse change in the financial condition or prospects of the Company and the Company has entered into transactions and incurred liabilities only in the ordinary course of business;

(b) no resolution of the Company in general meeting has been passed other than resolutions relating to the business of an annual general meeting which was not special business;

(c) the Company has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

(d) the financial year end of the Company has continued to be and has not changed from [date of financial year end];

(e) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(f) the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Company;

(g) no asset of the Company has been acquired or disposed, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by the Company, and no contract involving expenditure by it on capital account has been entered into by the Company, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(h) there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring

or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

(i) no event has occurred which gives rise to a tax liability to the Company or deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(j) no remuneration (including bonuses) or benefit payable to any officer or employee of the Company has been increased nor has the Company undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect; and

(k) such of the book debts shown in the Accounts and all other book debts arising since such time which have been realised since the Accounts Date have been realised at amounts not less than those shown in the Accounts or, in the case of subsequently arising book debts, their face amount, and no indication has been received that any debt now owing to the Company is bad or doubtful.

Taxation

6.1 The Company has fully and punctually paid all taxes, duties and levies as the same became due and payable and none of the Company is or is likely to be subject to any tax penalties.

6.2 The Company has complied with the Inland Revenue Ordinance and the Stamp Duty Ordinance and all other applicable legislation and has kept proper and full records for tax purposes and have punctually filed all tax returns, and there is no pending disputes with the Inland Revenue Department or any other tax authorities.

6.3 All steps have been taken by the Company to preserve and secure all tax benefits and refunds.

Corporate Records and Procedures etc.

7.1 The copies of the memorandum and articles of association for the Company initialled by the Vendor and delivered to the Purchaser are the true, complete and the current memorandum and articles of association of the relevant company.

7.2 The Company has fully and punctually observed and complied with the Company Ordinance and all other applicable legislation and all returns required to be filed have been properly and punctually filed.

7.3 All required corporate procedures and approvals have been duly complied with and obtained in respect of all acts and deeds of the Company and all such acts and deeds are valid and binding.

Service Contracts

8.1 There is no engagement, service or employment contract to which the Company is a party which may not be terminated by the relevant company by giving 3 months' notice and without payment of compensation.

8.2 There is no scheme or fund in respect of retirement, pension, health insurance, housing, bonus, incentive, share option or other benefits to directors, officers, staff, employees or any other party to which the Company is a party or in respect of which there is any obligations or liabilities, present or future, actual or contingent.

Dispute, Claims and Litigation

9. Save as expressly disclosed in this Agreement, there are no disputes, claims, arbitration, litigation or other proceedings of a judicial or quasi-judicial nature to which the Company is a party or which is pending, threatened or likely.

Insurance

10.1 There are valid insurance policies taken out by the Company in respect of all assets to the full replacement value thereof against all risks and also in respect of all business carried against such risks and to such value as are commonly or prudently insured against.

10.2 No event or omission has occurred whereby any of such insurance policies is or may become void or voidable.

10.3 No event has occurred whereby a claim has been or may have to be notified or made under such insurance policies.

Intellectual Properties Rights

11.1 StarEastNet Limited has the full rights to use the trademarks specified in the Trademark Licence Agreement and the Trademark Licence Agreement is valid, subsisting and in full force and effect and none of the parties to the Trademark Licence Agreement is in material breach of any of the provisions thereof.

11.2 No event has occurred directly or indirectly whereby any rights, benefits or remedies of StarEastNet Limited under the Trademark Licence Agreement have been or may have been adversely affected.

Repetition at Completion

12. All warranties and representations contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before completion of this Agreement and to relate to the facts then existing.

SCHEDULE 4

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made on 23rd day of October, 2007

BY :-

(1) Yang Le Yi, an individual residing at 3/F.,1 Gangqian Road Nansha, Guangzhou China (the "Vendor");

IN FAVOUR OF :-

(2) Subaye IIP Limited whose registered office is situate at Trustnet Chambers,P.O. Box 3444,Road Town, Tortola,British Virgin Islands and whose principal place of business is at at 9/F., Beijing Business World, 56 Dongxinglong Avenue, CW District, Beijing, China 100062,(the "Purchaser");

; and

(3) The Company named in the Schedule hereto (the "Company").

WHEREAS :

(A) By an agreement dated October 23, 2007 (the "Agreement"), the Purchaser at the request of the Vendor agreed to purchase from the Vendor the 2 issued shares in Media Group International Limited (the "Company"), subject to and upon the terms and conditions of the Agreement.

(B) The Vendor agreed with the Purchaser to execute this Deed of Indemnity pursuant and supplemental to the Agreement.

NOW THIS DEED WITNESSETH as follows :

1. (a) Words and expressions used herein, unless otherwise expressed or required by context, shall have the same meanings as those used or defined in the Agreement.

   (b) In this Deed, in addition to the definitions in the Agreement, the following words and expressions shall have the following meanings :-

"Taxation" (i) any liability to any form of taxation, duty, impost, levy, rate, or other amount payable to any revenue, customs or fiscal authorities whenever created or imposed and of any part of the world, including, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, rates, customs and excise duties and other similar liabilities

(ii) such amount or amounts as is referred to in Clause 1(c) hereof

(iii) all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation or the deprivation of any Relief which is the subject of this indemnity to the extent that the same is payable or suffered by the Company

"Claim" any assessment, notice, demand or other document issued or action taken by or on behalf of the Inland Revenue Department of Hong Kong or any other statutory or governmental authority whatsoever in Hong Kong or in any other part of the world from which it appears that the Company is liable or is sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief which Relief would, but for the Claim, have been available to the relevant company

"Relief" any relief, allowance, set-off or deduction in computing profits or creditor right to repayment of Taxation available to the Company granted by or pursuant to any legislation concerning or otherwise relating to Taxation

(c) In the event of deprivation of any Relief, there shall be treated as an amount of Taxation for which liability has arisen the amount of such Relief, applying the relevant rates of Taxation in force in the period or periods in respect of which Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that Relief was capable of full utilisation by the relevant company.

2. Subject as hereinafter provided, the Vendor hereby covenants and agrees with each of the Purchaser and the Company, that they will fully and effectually indemnify and at all times keep fully and effectually indemnified each of the Purchaser and the Company from and against :-

(a) the amount of any and all Taxation falling on the Company resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to the date hereof, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company, including any and

2. Subject as hereinafter provided, the Vendor hereby covenants and agrees with each of the Purchaser and the Company, that they will fully and effectually indemnify and at all times keep fully and effectually indemnified each of the Purchaser and the Company from and against :-

(a) the amount of any and all Taxation falling on the Company resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to the date hereof, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company, including any and all Taxation resulting from the receipt by the Company or the Purchaser of any amounts paid by the Vendor under this Deed; and

(b) all costs (including all legal costs), expense or other liabilities which the Purchaser or the Company may incur in connection with :-

(i) the settlement of any claim under this Deed;

(ii) any legal proceedings in which the Purchaser or the Company claims under or in respect of this Deed and in which judgement is given for the Purchaser or the Company; or

(iii) the enforcement of any such settlement or judgement.

3. This Deed does not cover any Claim and the Vendor shall be under no liability under this Deed in respect of Taxation:-

(a) to the extent that provision has been made for such Taxation in the audited accounts of the Company for the financial year ended [last financial year end date] and the * months ended [latest audited account date]; or

(b) which would not have arisen but for any act or omission by the Purchaser or the Company voluntarily effected without the prior written consent or agreement of the Vendor, otherwise than in the ordinary course of business after the date hereof; or

(c) for which the Company is primarily liable as a result of transactions in the ordinary course of normal day to day trading operations since [latest audited account date];

(d) to the extent that such Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or practice coming into force after the date hereof or to the extent such

Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect.

4. (a) No claim under this Deed shall be made by more than one of the Purchaser and the Company in respect of the same Taxation.

(b) No claim under this Deed shall be made if a claim in respect thereof has been made under the Agreement.

(c) The Vendor shall not be liable in respect of any claim under this Deed after the sixth anniversary of the Completion Date except for claims notice of which has been given to the Vendor on or prior to such sixth anniversary.

5. (a) In the event of any Claim arising, the Purchaser shall, by way of covenant but not as a condition precedent to the liability of the Vendor hereunder, give or procure that notice thereof is given, as soon as reasonably practicable, to the Vendor and, as regards any Claim, the Company and/or the Purchaser shall take such action to cause the Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof, but subject to it being indemnified and secured to its reasonable satisfaction by the Vendor from and against any and all losses, liabilities (including additional Taxation), damages, interest, penalties, costs, charges and expenses which may be thereby sustained or incurred.

(b) Without the prior approval of the Purchaser, the Vendor shall make no settlement of any Claim nor agree any matter in the course of disputing any Claim likely to affect the amount thereof or the future taxation liability of the Company.

6. If, after the Vendor has made any payment pursuant to this Deed, the Company shall receive a refund of all or part of the relevant Taxation, the relevant company shall repay to the Vendor a sum corresponding to the balance of the refund remaining after deducting the aggregate of (a) any costs, charges and expenses payable or sustained or incurred by the Company and/or the Purchaser in recovering such refund, and (b) the amount of any additional Taxation which may be suffered or incurred by the Company in consequence of such refund.

7. The provisions of the Agreement relating to service of notice shall be incorporated in and be deemed to be part of this Deed.

8. Time shall be of the essence of this Deed.

9. This Deed is governed by and shall be construed in all respects in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Deed, but this Deed may be enforced in any other courts of competent jurisdiction.

IN WITNESS whereof this Deed has been executed under seal the date and year first above written.

SIGNED by Yang Le Yi)
)
as the Vendor in the)
presence of:-)

SIGNED by Han Jun)
a director, for and on behalf)
of the Purchaser in the)
presence of:-)